Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)
(Form Type)

CoreCivic, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	8.250% Senior Notes due 2029	Rule 457(r)	$500,000,000	100.0%	$500,000,000	$147.60 per $1,000,000	$73,800
	Total Offering Amounts					$500,000,000		$73,800
	Net Fee Due							$73,800